As filed with the Securities and Exchange Commission on August 30, 2022

Registration No. 333-202486

Registration No. 333-194272

Registration No. 333-179651

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 Registration No. 333-202486

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 Registration No. 333-194272

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 Registration No. 333-179651

UNDER

THE SECURITIES ACT OF 1933

PROTO LABS, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1939628
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5540 Pioneer Creek Drive

Maple Plain, Minnesota 55359

(Address of principal executive offices and zip code)

Proto Labs, Inc. 2022 Long-Term Incentive Plan

Proto Labs, Inc. 2012 Long-Term Incentive Plan

(Full Title of the Plan)

Copy to:

Jason Frankman	W. Morgan Burns
Secretary	Mark D. Pihlstrom
Proto Labs, Inc.	Faegre Drinker Biddle & Reath LLP
5540 Pioneer Creek Drive	2200 Wells Fargo Center
Maple Plain, MN 55359	90 South Seventh Street
(763) 479-3680	Minneapolis, MN 55402-3901
(612) 766-7000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On February 23, 2012, Proto Labs, Inc. (the “Company” or the “Registrant”) filed a Registration Statement on Form S-8 (Registration No. 333-179651) (the “Initial Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 4,112,066 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), for issuance pursuant to the Company’s 2012 Long-Term Incentive Plan (the “2012 Plan”). The Company paid a registration fee of $7,539.88 at that time to register the securities.

Subsequently, the Company filed two additional Registration Statements on Form S-8 with the Commission to register additional shares of Common Stock that became available for issuance under the 2012 Plan. Such additional Registration Statements’ file numbers, the date of filing with the Commission, the number of shares registered and the registration fee paid at the time were as follows: (i) Registration No. 333-194272; March 3, 2014; 1,510,492 shares; $15,425.98; and (ii) Registration No. 333-202486; March 4, 2015; 775,143 shares; $6,430.66. Such additional Registration Statements, along with the Initial Registration Statement, are referred to herein as the “Registration Statements.”

On August 29, 2022 (the “Approval Date”), the shareholders of the Company approved the Proto Labs, Inc. 2022 Long-Term Incentive Plan (the “2022 Plan”). The total number of shares of Common Stock for which awards may be granted under the 2022 Plan includes (i) 1,236,000 new shares of Common Stock (registered concurrently on a new Registration Statement on Form S-8) and (ii) up to 494,485 shares of Common Stock subject to awards granted under the 2012 Plan that are outstanding on the Approval Date that subsequently are cancelled, expire or are forfeited or are settled for cash (the “Carryover Shares”).

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Company disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statements, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statements to reflect that, as of the Approval Date, the Carryover Shares may be issued under the 2022 Plan and to file as an exhibit hereto a copy of the 2022 Plan. This Post-Effective Amendment No. 1 to the Registration Statements amends and supplements the items listed below. All other items of the Registration Statements are incorporated herein by reference without change.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is not required to be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by the Company as required by Rule 428 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 18, 2022;

(b) those portions of the Company’s Definitive Proxy Statement on Schedule 14A for its 2022 Annual Meeting of Stockholders, filed with the Commission on April 5, 2022, that were specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December  31, 2021;

(c) the Company’s Quarterly Reports on Form 10-Q, filed on May 6, 2022 and August 5, 2022;

(d) the Company’s Current Reports on Form 8-K filed (but not furnished) on March 16, 2022, May 18, 2022, May 31, 2022, and June 6, 2022;

(e) all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(f) the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed on February 21, 2012, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed (but not furnished) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered hereby have been sold or that deregisters all shares of the Common Stock then remaining unsold, shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such reports and documents; except as to any document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify a person, including an officer or director, who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that, in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

The Company also maintains a director and officer insurance policy to cover the registrant, its directors and its officers against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description

4.1

Third Amended and Restated Articles of Incorporation of Proto Labs, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A (File No. 333-175745), filed with the Commission on February 13, 2012)

4.2

Articles of Amendment to Third Amended and Restated Articles of Incorporation of Proto Labs, Inc. dated May 20, 2015 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed with the Commission on May 21, 2015)

4.3

Second Amended and Restated By-Laws of Proto Labs, Inc, as amended through November 8, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed with the Commission on November 8, 2016)

5.1	Opinion of Faegre Drinker Biddle & Reath LLP with respect to the legality of the Carryover Shares issuable under the 2022 Long-Term Incentive Plan

5.2

Opinion of Faegre Baker Daniels LLP with respect to the legality of the Common Stock issuable under the 2012 Long-Term Incentive Plan (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed with the Commission on March 4, 2015)

5.3

Opinion of Faegre Baker Daniels LLP with respect to the legality of the Common Stock issuable under the 2012 Long-Term Incentive Plan (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed with the Commission on March 3, 2014)

5.4

Opinion of Faegre Baker Daniels LLP with respect to the legality of the Common Stock issuable under the 2012 Long-Term Incentive Plan (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed with the Commission on February 23, 2012)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)

23.3	Consent of Faegre Baker Daniels LLP (included in Exhibit 5.2)

23.4	Consent of Faegre Baker Daniels LLP (included in Exhibit 5.3)

23.5	Consent of Faegre Baker Daniels LLP (included in Exhibit 5.4)

24.1	Power of Attorney (included on signature page hereto)

99.1	Proto Labs, Inc. 2022 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement filed on July 19, 2022)

99.2	Proto Labs, Inc. 2012 Long-Term Incentive Plan, as amended as of August 5, 2015 (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q, filed with the Commission on November 3, 2015)

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maple Plain, State of Minnesota, on August 30, 2022.

PROTO LABS, INC.

By:	/s/ Robert Bodor
Robert Bodor, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature to these Post-Effective Amendments to Registration Statements on Form S-8 appears below hereby constitutes and appoints Robert Bodor and Daniel Schumacher, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to these Post-Effective Amendments to Registration Statements on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to Registration Statements on Form S-8 has been signed below on August 30, 2022 by the following persons in the capacities indicated.

/s/ Robert Bodor	President, Chief Executive Officer and Director
Robert Bodor	(Principal Executive Officer)

/s/ Daniel Schumacher	Chief Financial Officer
Daniel Schumacher	(Principal Financial Officer and Principal Accounting Officer)

/s/ Archie C. Black	Chairman of the Board
Archie C. Black

/s/ Sujeet Chand	Director
Sujeet Chand

/s/ Moonhie Chin	Director
Moonhie Chin

/s/ Rainer Gawlick	Director
Rainer Gawlick

/s/ Stacy Greiner	Director
Stacy Greiner

/s/ Donald G. Krantz	Director
Donald G. Krantz

/s/ Sven A. Wehrwein	Director
Sven A. Wehrwein